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                                                                    EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-124151) pertaining to the LifePoint Hospitals, Inc. 1998 Long-Term Incentive Plan, LifePoint Hospitals, Inc. Employee Stock Purchase Plan, LifePoint Hospitals, Inc. Management Stock Purchase Plan, LifePoint Hospitals, Inc. Retirement Plan and LifePoint Hospitals, Inc. Outside Director's Stock and Incentive Compensation Plan of our report dated June 28, 2006, with respect to the financial statements and supplemental schedule of the LifePoint Hospitals, Inc. Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

                                          /s/Lattimore Black Morgan & Cain, P.C.

Brentwood, Tennessee
June 28, 2006